Exhibit 99.1

HealthExtras Reports Second Quarter Results

Company Successfully Implements Over $300 million of New Business in Quarter

Revenues Up By 54% Over Prior Year Quarter

Company Earns $0.24 Per Share Excluding Special Items

ROCKVILLE, MD, August 6, 2007 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the second quarter ended June 30, 2007.

Second Quarter Highlights

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Net income for the second quarter 2007 was $8.2 million or $0.19 per share. The results in the quarter included $0.05 per share in non-recurring charges. These pre-tax charges include the settlement of an arbitration process, and related adjustments, to third-party rebate collections in 2005. These adjustments total approximately $1.9 million and reflect the successful resolution of the previously disclosed dispute which stems from a prior acquisition. In addition, the Company took a current charge of $0.9 million for severance costs associated with a previous disclosed personnel change and incurred professional fee expenses of approximately $0.5 million associated with a new client implementation in the quarter.

•	Excluding the charges described above, net income for the second quarter 2007 was $10.2 million or $0.24 per share, a 76% increase over second quarter 2006 earnings of $5.8 million or $0.14 per share.

•	Revenues for the second quarter 2007 totaled $421 million, a 54% increase over second quarter 2006 revenues of $273 million.

•	Over 9.5 million prescriptions were processed during the quarter.

“Clearly, the significant announcement this quarter is the successful implementation of new business,” said David T. Blair, Chief Executive Officer of HealthExtras. The Company commenced pharmacy management services for Lear Corporation, the States of Maryland and Ohio employees, added almost 100,000 new members under the renewed contract for the State of Louisiana and added other employer groups which cumulatively represent over $300 million in annualized revenues. “We are pleased with the Company’s second quarter performance.

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Implementing over 400,000 covered lives in the quarter represents another milestone for our organization,” added Mr. Blair. All client implementations proceeded smoothly and business volumes are meeting management expectations.

“In addition to the implementation of new business, we continue to be encouraged by sales momentum across all of our market segments,” stated Blair. As announced earlier today, the Company was selected by the California Health Care Coalition (CHCC) for exclusive recommendation to its member organizations. CHCC is a membership organization of employers, unions and health and welfare funds currently representing 3 million Californians. The Company expects to initiate implementations of member organizations in the fourth quarter of 2007.

Financial Guidance

As a result of anticipated fourth quarter 2007 client implementation expenses and considering the non-recurring expenses from the first half of 2007, the Company anticipates guidance for 2007 to range between $1.8 billion and $2.0 billion in revenue and $39 million and $41 million in net income. “We were pleased to successfully resolve these non-recurring items in the second quarter and focus on building a recurring client base, expanding operating margins, and continuing to provide our clients with an exemplary level of service,” added Blair.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 59,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

SOURCE: HealthExtras, Inc.

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HEALTHEXTRAS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Revenue (excludes member co-payments of $143,362, $96,990, $299,431 and $195,624 for the three and six months ended June 30, 2007 and 2006, respectively)	$421,004	$273,006	$827,376	$511,677

Direct expenses	394,487	252,974	773,301	471,903
Selling, general and administrative expenses	14,579	11,586	27,391	22,531

Total operating expenses	409,066	264,560	800,692	494,434

Operating income	11,938	8,446	26,684	17,243
Interest income	1,457	1,195	2,788	2,049
Interest expense	(53)	(211)	(89)	(429)
Other income	—	26	1	44

Income before minority interest and income taxes	13,342	9,456	29,384	18,907
Minority interest	—	28	31	68

Income before income taxes	13,342	9,428	29,353	18,839
Income tax expense	5,143	3,648	11,445	7,297

Net income	$8,199	$5,780	$17,908	$11,542

Net income per share, basic	$0.20	$0.14	$0.43	$0.29
Net income per share, diluted	$0.19	$0.14	$0.42	$0.27
Weighted average shares of common stock outstanding, basic	41,433	40,119	41,194	39,965
Weighted average shares of common stock outstanding, diluted	43,027	42,269	42,838	42,226

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